Exhibit 18

April 12, 2005

AML Communications Inc.

1000 Avenida Acaso

Camarillo, CA  93012

Dear Sirs/Madams:

We have audited the financial statements as of March 31, 2004, and for each of the two years in the period ended March 31, 2004, included in your Form 10-KSB/A to the Securities and Exchange Commission and have issued our report thereon dated June 4, 2004, except for Note 1 as to which the date is April 12, 2005.  Note 2 to such financial statements contains a description of your adoption during the year ended march 31, 2004 for the change in the method of inventory overhead allocation.  In our judgement, such change is an alternative accounting principle that is preferable under the circumstances.

/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM AND GOLDSTEIN LLP

Los Angeles, California